Exhibit 99.(h)(12)(a)

EXHIBIT A

to the Expense Limitation Agreement between

ABRDN FUNDS and

ABRDN INC.

Name of Fund/Class	Expense Limitation	Expiration Date
abrdn Emerging Markets Dividend Active ETF*	0.70%	February 28, 2027
abrdn Focused U.S. Small Cap Active ETF*	0.65%	February 28, 2027
abrdn Focused Emerging Markets ex-China Active ETF**	0.70%	February 28, 2028
abrdn International Small Cap Active ETF**	0.70%	February 28, 2028
abrdn Ultra Short Municipal Income Active ETF**	0.25%	February 28, 2028

* Effective December 11, 2024. This contract may not be terminated before February 28, 2027 without the approval of the Independent Trustees.

** Effective June 11, 2025. This contract may not be terminated before February 28, 2028 without the approval of the Independent Trustees.